Exhibit 99.1

Harris Corporation Reports Fiscal 2012 First Quarter Results

and Significantly Higher Orders

MELBOURNE, Florida, October 26, 2011 — Harris Corporation (NYSE:HRS) reported revenue in the first quarter of fiscal 2012 of $1.46 billion compared with $1.41 billion in the prior-year quarter. GAAP net income in the first quarter of fiscal 2012 was $122 million, or $1.01 per diluted share, compared with $164 million, or $1.27 per diluted share, in the prior-year quarter. Non-GAAP net income was $129 million, or $1.06 per diluted share, compared with $165 million, or $1.28 per diluted share, in the prior-year quarter. Revenue and earnings in the prior-year quarter benefited from $235 million in expedited shipments of tactical radios to equip MRAP vehicles. Non-GAAP net income excludes acquisition-related costs in both quarters. A reconciliation of GAAP to non-GAAP financial measures is provided in Tables 5 through 8, along with the accompanying notes.

Orders in the first quarter were $1.62 billion, a 23 percent increase compared with $1.32 billion in the prior-year quarter and a sequential 20 percent increase compared with $1.35 billion in the fourth quarter of fiscal 2011.

“Harris began fiscal 2012 with significantly higher orders, showing both strong year-over-year and sequential growth,” said Howard L. Lance, chairman, president and chief executive officer. “Orders in the first quarter also exceeded revenue, resulting in a greater than one book-to-bill for the company. RF Communications won several key U.S. and international pursuits, driving a book-to-bill of greater than one in Tactical Communications and further solidifying Harris as the world leader in tactical wideband networking.

“Integrated Network Solutions was awarded significant new contracts during the quarter, including several multi-year awards in Healthcare Solutions for U.S. government agencies. In Government Communications Systems, we continued to benefit from the pick-up in classified program wins that began in the previous quarter.”

During the first quarter of fiscal 2012, Harris repurchased $400 million in shares under the company’s new $1 billion share repurchase authorization approved by the Board of Directors earlier in the quarter. Approximately 10.6 million shares were repurchased, representing an 8.6 percent reduction in the shares outstanding.

RF Communications

Revenue for the RF Communications segment in the first quarter was $497 million compared with $567 million in the prior year. Revenue included $373 million in Tactical Communications and $124 million in Public Safety and Professional Communications. The prior-year first quarter revenue benefited from $235 million in expedited shipments of tactical radios to equip MRAP vehicles.

International revenue in Tactical Communications increased significantly driven by major deliveries to Australia, Kenya, and countries in North Africa and Central Asia. Tactical Communications revenue in the U.S. market, excluding shipments for MRAP vehicles, also increased significantly as a result of continuing Falcon III® adoption in support of the transition to wideband networking.

Operating income for the RF Communications segment was $154 million in the first quarter compared with $229 million in the prior-year quarter, which benefited significantly from the expedited shipments of tactical radios to equip MRAP vehicles and the related favorable product mix.

First quarter orders for the RF Communications segment totaled $514 million, including $398 million in Tactical Communications and $116 million in Public Safety and Professional Communications. At the end of the first quarter, total segment backlog was $1.5 billion, including $796 million in Tactical Communications and $712 million in Public Safety and Professional Communications. The book-to-bill in Tactical Communications was greater than one.

Tactical Communications orders in the U.S. market included $66 million for Falcon III AN/PRC-117G radios to provide wideband networking capability for the first eight Brigade Combat Teams under the U.S. Army’s Brigade Combat Modernization Program, $29 million from the U.S. Air Force to provide Falcon III AN/PRC-117G radios for networked-enabled missions such as fire coordination and precision air support, $20 million for Falcon III AN/PRC-117G radios and vehicular amplifier adapters to equip MRAP vehicles for the U.S. Army and U.S. Marine Corps, and orders of $16 million and $15 million from the U.S. Department of Defense for Falcon III AN/PRC-117G radios. Harris also received a $22 million order from the U.S. Department of Defense for Falcon II® high-frequency vehicular radios.

Tactical Communications orders in the international market included two orders totaling $52 million from a country in Southeast Asia for Integrated Command and Control Systems with Falcon III and Falcon II tactical radios, a $38 million Indefinite Delivery/Indefinite Quantity (IDIQ) contract with an $8 million initial delivery order to supply military communications and field support services to international partners in the Caribbean and South America, $5 million from Poland for Falcon III AN/PRC-117G wideband networking radios, $5 million from the Republic of Georgia for Falcon II radios, and $4 million from Kuwait for Falcon II radios.

Public Safety and Professional Communications orders included $16 million from a large electric utility company to provide advanced OpenSky® data and voice communications systems, $7 million from channel partner Dailey Wells Communications for a P25 system and radios for Bexar County, Texas, and $4 million from Mobile County, Alabama for a P25 system.

Integrated Network Solutions

Revenue for the Integrated Network Solutions segment was $554 million in the first quarter, an increase of 26 percent compared with $442 million in the prior year. Revenue increased primarily as a result of the April 4, 2011 acquisition of Schlumberger’s Global Connectivity Services business and the July 30, 2010 acquisition of CapRock Communications. Adjusting for the impact of acquisitions, revenue increased 5 percent in the quarter compared with the prior year.

Operating income for the Integrated Network Solutions segment was $9 million in the first quarter compared with $27 million in the prior year. Non-GAAP operating income, excluding acquisition-related costs, was $19 million in the first quarter compared with $29 million in the prior year, decreasing primarily as a result of losses in the company’s new cyber and commercial healthcare initiatives.

New contract awards in the quarter in the Integrated Network Solutions segment included a five-year, $55 million task order under the Enhance the Veteran Experience and Access to HealthCare (EVEAH) blanket purchase agreement to integrate and deploy a Surgical Quality Workflow Management (SQWM) tool to support Veterans Integrated Service Networks and VA Hospitals; a five-year, $37 million task order from the National Cancer Institute (NCI) under the CIO-SP2 contract vehicle to provide clinical data management and quality assurance and control; a five-year, $25 million contract from the Air Force Space Command Space and Missile Systems Center under the U.S. General Services Administration’s Alliant contract vehicle to sustain the ground system for the Defense Meteorological Satellites Program; and a five-year, $9 million contract from Farstad Shipping to deliver turnkey satellite communications to a fleet of 53 offshore supply vessels operating in the North Sea, Brazil, Australia and Indian Pacific regions.

Government Communications Systems

First quarter revenue for the Government Communications Systems segment was $444 million, a 5 percent increase compared with $424 million in the prior year. Operating income was $63 million in the first quarter compared with $45 million in the prior year. Operating margin was a strong 14.2 percent in the quarter driven by excellent program performance and a more favorable mix of products such as commercial satellite reflectors, classified products, and Highband Networking RadiosTM.

Year-over-year revenue increased from the Geostationary Operational Environmental Satellite – Series R (GOES-R) Ground and Antenna Segment weather programs for the National Oceanic and Atmospheric Administration (NOAA), the Modernization of Enterprise Terminals (MET) program for the U.S. Army, various classified programs, wireless and geospatial products, Highband Networking Radios for the U.S. Army, and commercial satellite reflectors. As expected, revenue declined from two completed programs, the Field Data Collection Automation (FDCA) program for the 2010 U.S. Census and the FAA’s microwave network build-out.

Major awards during the quarter in the Government Communications Systems segment included a ten-year contract, with a potential value of $85 million, from the FAA to upgrade the Alaska Satellite Telecommunications Infrastructure (ASTI) communications network; a five-year, $51 million delivery order for the U.S. Army’s MET program for advanced satellite terminals that provide the worldwide backbone for high-priority military communications; and five large awards from classified customers totaling $125 million.

Earnings Guidance

The company reiterated its previous guidance for non-GAAP net income for fiscal 2012 in the range of $5.10 to $5.30 per diluted share ($4.92 to $5.12 per diluted share on a GAAP basis). Fiscal 2012 non-GAAP earnings guidance excludes acquisition-related costs. Fiscal 2012 revenue is still expected to be in the range of $6.15 to $6.30 billion, which represents a year-over-year increase of about 4 to 6 percent compared with fiscal 2011.

Harris will host a conference call today, October 26, at 4:30 p.m. Eastern Time (ET) to discuss its first quarter fiscal 2012 financial results. The dial-in numbers for the teleconference are (866) 578-5747 (U.S.) and (617) 213-8054 (International), using participant code 81450899. Please allow at least 10 minutes prior to the scheduled start time to connect to the teleconference. Participants may listen to the call and view management’s supporting slide presentation at www.harris.com/conference-call. A recording of the call will be available on the Harris website beginning at 7 p.m. ET on October 26.

About Harris Corporation

Harris is an international communications and information technology company serving government and commercial markets in more than 150 countries. Headquartered in Melbourne, Florida, the company has approximately $6 billion of annual revenue and more than 16,000 employees — including about 7,000 engineers and scientists. Harris is dedicated to developing best-in-class assured communications® products, systems, and services. Additional information about Harris Corporation is available at www.harris.com.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC, including net income and net income per diluted share for the first quarter of fiscal 2012 and the first quarter of fiscal 2011, in each case excluding charges for acquisition-related costs; revenue growth for the Integrated Network Solutions segment for the first quarter of fiscal 2012 compared with the first quarter of fiscal 2011, adjusting for the impact of acquisitions; operating income for the Integrated Network Solutions segment for the first quarter of fiscal 2012 and the first quarter of fiscal 2011, in each case excluding charges for acquisition-related costs; and guidance for fiscal 2012 net income per diluted share, excluding charges for acquisition-related costs. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris business trends and to understand Harris performance. In addition, Harris may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Attachments: Financial Statements (tables).

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: earnings and revenue guidance for fiscal 2012; potential contract opportunities and awards; the potential value of contract awards; and statements regarding outlook, including expected revenue and orders. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: the loss of our relationship with the U.S. government or a shift in U.S. government funding; potential changes in U.S. government or customer priorities and requirements (including potential deferrals of awards, terminations, reductions of expenditures, changes to respond to the priorities of Congress and the Administration, budgetary constraints, debt ceiling implications, and cost-cutting initiatives); risks inherent with large long-term fixed-price contracts, particularly the ability to contain cost overruns; the potential impact of a security breach, through cyber attack or otherwise, or other significant disruptions of our IT networks and systems or those we operate for customers; financial and government and regulatory risks relating to international sales and operations; the continued effects of the general downturn in the global economy and U.S. government’s budget deficits and national debt; our ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events; strategic acquisitions and the risks and uncertainties related thereto, including our ability to manage and integrate acquired businesses; performance of our subcontractors and suppliers; potential claims that we are infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; risks inherent in developing new technologies; changes in our effective tax rate; the potential impact of natural disasters or other disruptions on our operations; the potential impact of changes in the regulatory framework that applies to, or of satellite bandwidth constraints on, our managed satellite and terrestrial communications solutions; and changes in future business conditions that could cause business investments and/or recorded goodwill to become impaired. Further information relating to factors that may impact the company’s results and forward-looking statements are disclosed in the company’s filings with the SEC. The forward-looking statements contained in this release are made as of the date of this release, and the company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

# # #

Investor Relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com

Media inquiries: Jim Burke at 321-727-9131, or jim.burke@harris.com

For additional information, contact Harris Corporation at webmaster@harris.com.

Table 1

HARRIS CORPORATION

FY ’12 First Quarter Summary

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Quarter Ended
	September 30, 2011	October 1, 2010
	(In millions, except per share amounts)
Revenue from product sales and services	$1,460.3	$1,405.4

Cost of product sales and services	(966.7)	(881.1)
Engineering, selling and administrative expenses	(290.9)	(255.2)
Non-operating income (loss)	0.7	(0.4)
Interest income	0.9	0.6
Interest expense	(28.0)	(17.8)

Income before income taxes	176.3	251.5
Income taxes	(55.2)	(87.6)

Net income	121.1	163.9
Noncontrolling interests, net of income taxes	0.5	—

Net income attributable to Harris Corporation	$121.6	$163.9

Net income per common share attributable to Harris Corporation common shareholders
Basic	$1.01	$1.28
Diluted	$1.01	$1.27

Cash dividends paid per common share	$0.28	$0.25

Basic weighted average common shares outstanding	118.8	126.8
Diluted weighted average common shares outstanding	119.4	127.7

Table 2

HARRIS CORPORATION

FY ’12 First Quarter Summary

BUSINESS SEGMENT INFORMATION

(Unaudited)

	Quarter Ended
	September 30, 2011	October 1, 2010
	(In millions)
Revenue
RF Communications	$497.1	$566.5
Integrated Network Solutions	554.2	441.6
Government Communications Systems	443.7	424.1
Corporate eliminations	(34.7)	(26.8)

	$1,460.3	$1,405.4

Income Before Income Taxes
Segment Operating Income:
RF Communications	$154.0	$228.5
Integrated Network Solutions	9.2	26.6
Government Communications Systems	63.1	44.6
Unallocated corporate expense	(18.6)	(25.7)
Corporate eliminations	(5.0)	(4.9)
Non-operating income (loss)	0.7	(0.4)
Net interest expense	(27.1)	(17.2)

	$176.3	$251.5

Table 3

HARRIS CORPORATION

FY ’12 First Quarter Summary

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Quarter Ended
	September 30, 2011	October 1, 2010
	(In millions)
Operating Activities
Net income	$121.1	$163.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	63.3	46.8
Share-based compensation	9.3	16.0
Non-current deferred income taxes	(0.2)	1.3
(Increase) decrease in:
Accounts and notes receivable	(83.9)	68.2
Inventories	32.2	(20.3)
Increase (decrease) in:
Accounts payable and accrued expenses	(119.4)	(55.9)
Advance payments and unearned income	(3.8)	11.7
Income taxes	61.0	76.7
Other	(0.9)	(13.5)

Net cash provided by operating activities	78.7	294.9

Investing Activities
Net cash paid for acquired businesses	—	(518.0)
Cash paid for cost-method investment	—	(10.0)
Additions of property, plant and equipment	(77.4)	(37.1)
Additions of capitalized software	(4.5)	(4.3)

Net cash used in investing activities	(81.9)	(569.4)

Financing Activities
Proceeds from borrowings	380.5	244.1
Repayments of borrowings	(0.4)	—
Proceeds from exercises of employee stock options	2.9	2.6
Repurchases of common stock	(406.2)	(55.5)
Cash dividends	(32.6)	(32.2)

Net cash provided by (used in) financing activities	(55.8)	159.0

Effect of exchange rate changes on cash and cash equivalents	(2.5)	1.7

Net decrease in cash and cash equivalents	(61.5)	(113.8)

Cash and cash equivalents, beginning of year	366.9	455.2

Cash and cash equivalents, end of quarter	$305.4	$341.4

Table 4

HARRIS CORPORATION

FY ’12 First Quarter Summary

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	September 30, 2011	July 1, 2011
	(In millions)
Assets
Cash and cash equivalents	$305.4	$366.9
Receivables	920.7	836.5
Inventories	690.5	720.8
Income taxes receivable	16.2	57.3
Current deferred income taxes	163.9	171.0
Other current assets	85.5	64.3
Property, plant and equipment	906.0	872.8
Goodwill	2,363.3	2,381.4
Intangible assets	477.7	502.4
Non-current deferred income taxes	30.0	5.7
Other non-current assets	171.8	193.7

	$6,131.0	$6,172.8

Liabilities and Equity
Short-term debt	$561.0	$180.0
Accounts payable	409.1	450.8
Compensation and benefits	179.7	266.2
Other accrued items	322.9	295.8
Advance payments and unearned income	228.9	232.8
Income taxes payable	19.7	—
Current portion of long-term debt	4.4	4.9
Non-current deferred income taxes	23.1	—
Long-term debt	1,886.8	1,887.2
Long-term contract liability	118.9	120.9
Other long-term liabilities	207.5	222.2
Equity	2,169.0	2,512.0

	$6,131.0	$6,172.8

HARRIS CORPORATION

FY ’12 First Quarter Summary

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE

To supplement our condensed consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide additional measures of segments’ operating income; cost of product sales and services; engineering, selling and administrative expenses; income before income taxes; income taxes; net income; net income attributable to Harris Corporation; and net income per diluted common share attributable to Harris Corporation common shareholders, adjusted to exclude certain costs, charges, expenses and losses. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Harris management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris’ business trends and to understand Harris’ performance. In addition, Harris may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

Table 5

HARRIS CORPORATION

FY ’12 First Quarter Summary

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Condensed Consolidated Statement of Income

(Unaudited)

	Quarter Ended September 30, 2011			Quarter Ended October 1, 2010
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions, except per share amounts)
Revenue from product sales and services	$1,460.3	$—	$1,460.3	$1,405.4	$—	$1,405.4

Cost of product sales and services	(966.7)	—	(966.7)	(881.1)	—	(881.1)
Engineering, selling and administrative expenses (A)	(290.9)	9.6	(281.3)	(255.2)	2.0	(253.2)
Non-operating income (loss)	0.7	—	0.7	(0.4)	—	(0.4)
Interest income	0.9	—	0.9	0.6	—	0.6
Interest expense	(28.0)	—	(28.0)	(17.8)	—	(17.8)

Income before income taxes	176.3	9.6	185.9	251.5	2.0	253.5
Income taxes (B)	(55.2)	(2.6)	(57.8)	(87.6)	(0.5)	(88.1)

Net income	121.1	7.0	128.1	163.9	1.5	165.4
Noncontrolling interests, net of income taxes	0.5	—	0.5	—	—	—

Net income attributable to Harris Corporation	$121.6	$7.0	$128.6	$163.9	$1.5	$165.4

Net income per diluted common share attributable to Harris Corporation common shareholders	$1.01	$0.05	$1.06	$1.27	$0.01	$1.28

Table 6

HARRIS CORPORATION

FY ’12 First Quarter Summary

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Business Segment Information

(Unaudited)

	Quarter Ended September 30, 2011			Quarter Ended October 1, 2010
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions)
Revenue
RF Communications	$497.1	$—	$497.1	$566.5	$—	$566.5
Integrated Network Solutions	554.2	—	554.2	441.6	—	441.6
Government Communications Systems	443.7	—	443.7	424.1	—	424.1
Corporate eliminations	(34.7)	—	(34.7)	(26.8)	—	(26.8)

	$1,460.3	$—	$1,460.3	$1,405.4	$—	$1,405.4

Income Before Income Taxes
Segment Operating Income:
RF Communications	$154.0	$—	$154.0	$228.5	$—	$228.5
Integrated Network Solutions (C)	9.2	9.6	18.8	26.6	2.0	28.6
Government Communications Systems	63.1	—	63.1	44.6	—	44.6
Unallocated corporate expense	(18.6)	—	(18.6)	(25.7)	—	(25.7)
Corporate eliminations	(5.0)	—	(5.0)	(4.9)	—	(4.9)
Non-operating income (loss)	0.7	—	0.7	(0.4)	—	(0.4)
Net interest expense	(27.1)	—	(27.1)	(17.2)	—	(17.2)

	$176.3	$9.6	$185.9	$251.5	$2.0	$253.5

Table 7

HARRIS CORPORATION

FY ’12 First Quarter Summary

Reconciliation of FY ’12 GAAP Net Income per Diluted Share Guidance to

FY ’11 GAAP Net Income per Diluted Share and FY ’12 Non-GAAP Net Income per Diluted Share Guidance

(Unaudited)

	Fiscal Year
	2011 (Actual)	2012 (Guidance)
GAAP net income per diluted common share	$4.60	$4.92 to $5.12
Charges associated with acquisitions (D)	.29	.18

Non-GAAP net income per diluted common share	$4.89	$5.10 to $5.30

Table 8

HARRIS CORPORATION

FY ’12 First Quarter Summary

FY ’12 First Quarter Year-Over-Year Organic Revenue Growth Calculations

(Unaudited)

	Quarter Ended
	September 30, 2011	October 1, 2010	Percent Change
	(In millions)
Integrated Network Solutions Segment
GAAP revenue	$554.2	$441.6	25.5%
Impact of acquisitions (E)		84.6

Organic revenue	$554.2	$526.2	5.3%

HARRIS CORPORATION

FY ’12 First Quarter Summary

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

Notes to tables 5 through 8:

Note A – Adjustments to engineering, selling and administrative expenses for the quarter ended September 30, 2011 are due to integration and other costs associated with our acquisitions of CapRock Communications (“CapRock”), the Global Connectivity Services business of the Schlumberger group (“Schlumberger GCS”), the terrestrial network infrastructure assets of the government business of Core180, Inc. (the “Core180 Infrastructure”) ($7.3 million collectively) and Carefx Corporation (“Carefx”) ($2.3 million). Adjustments to engineering, selling and administrative expenses for the quarter ended October 1, 2010 are due to integration and other costs associated with our acquisition of CapRock ($2.0 million).

Note B – Adjustments to our income taxes are based on the applicable tax rate in the jurisdiction to which the item applies.

Note C – Adjustments to our Integrated Network Solutions segment operating income for the quarter ended September 30, 2011 are due to integration and other costs associated with our acquisitions of CapRock, Schlumberger GCS, the Core180 Infrastructure ($7.3 million collectively) and Carefx ($2.3 million). Adjustments to our Integrated Network Solutions segment operating income for the quarter ended October 1, 2010 are due to integration and other costs associated with our acquisition of CapRock ($2.0 million).

Note D – Adjustments are for pre-tax charges of $46.6 million ($.29 per diluted share) for fiscal 2011 and estimated pre-tax charges of $29 million ($.18 per diluted share) for fiscal 2012 related to integration and other costs associated with our acquisitions of CapRock, Schlumberger GCS, the Core180 Infrastructure and Carefx.

Note E – Adjustments relate to the revenue of CapRock, Schlumberger GCS and Carefx for the quarter ended October 1, 2010.